================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                                 Landacorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    514756105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]  Rule 13d-1(b)
       [ ]  Rule 13d-1(c)
       [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================
                               Page 1 of 14 pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 2 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bedrock Capital Partners I, L.P.
      04-3412828
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

                               Page 2 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 3 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      VBW Employee Bedrock Fund, L.P.
      04-3412827
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

                               Page 3 of 14 Pages

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CUSIP NO.  514756105                  13G                    PAGE 4 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Credit Suisse First Boston Bedrock Fund, L.P.
      13-3987393
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

                               Page 4 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 5 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bedrock General Partner I, LLC
      04-3412824
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited liability company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
================================================================================

                               Page 5 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 6 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jason M. Rosenbluth
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    69,300 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            69,300 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,821,540 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.6%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

                               Page 6 of 14 Pages

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CUSIP NO.  514756105                  13G                    PAGE 7 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James L. McLean
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

                               Page 7 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 8 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul W. Brown
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

                               Page 8 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 9 OF 14 PAGES
====================                                         ===================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David J. Duval
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,752,240 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,752,240 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,752,240 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]
      (SEE INSTRUCTIONS)

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

                               Page 9 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 10 OF 14 PAGES
====================                                         ===================

ITEM 1 (A).          NAME OF ISSUER:
-----------          ---------------
                     Landacorp, Inc.

ITEM 1 (B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------          ------------------------------------------------
                     4151 Ashford Dunwoody Road, Suite 505 Atlanta, Georgia
                     30319

ITEM 2 (A).          NAME OF PERSON FILING:
-----------          ----------------------
                     Bedrock Capital Partners I, L.P. ("Bedrock"), VBW Employee
                     Bedrock Fund, L.P. ("VBW Employee"), Credit Suisse First
                     Boston Bedrock Fund, L.P., ("CSFB Bedrock"), Bedrock
                     General Partner I, LLC ("Bedrock GP"), Jason M. Rosenbluth
                     ("Rosenbluth"), James L. McLean ("McLean"), Paul W. Brown
                     ("Brown"), and David J. Duval ("Duval"). Rosenbluth,
                     McLean, Brown, and Duval are the managers of Bedrock GP, the sole general partner of Bedrock and VBW Employee and attorney in fact to CSFB Bedrock. VBW Employee and CSFB
                     Bedrock invest alongside Bedrock in all investments made by Bedrock.

ITEM 2 (B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
-----------          -------------------------------------------------
                     RESIDENCE:
                     ----------
                     The address of the principal business office of each of Bedrock, VBW Employee, CSFB Bedrock, Bedrock GP and Duval is c/o Auerr, Mason & Zajac, 29 Dean Avenue, P.O. Box 347,
                     Franklin, MA 02038. The principal business office of Rosenbluth is Bedrock Capital Partners, 325M Sharon Park
                     Drive, #305, Menlo Park, CA 94025. The principal business office of McLean is c/o Communications Ventures, 305 Lytton
                     Avenue, Palo Alto, California 94301. The principal business office of Brown is 2995 Woodside Road, Suite 400, Woodside,
                     CA 94062.

ITEM 2 (C).          CITIZENSHIP:
-----------          ------------
                     Messrs. Rosenbluth, McLean, Brown and Duval are United
                     States citizens. Bedrock, VBW Employee and CSFB Bedrock are limited partnerships organized under the laws of the State of Delaware. Bedrock GP is a limited liability company organized under the laws of the State of Delaware.

ITEM 2 (D).          TITLE OF CLASS OF SECURITIES:
-----------          -----------------------------
                     Common Stock, no par value

ITEM 2 (E).          CUSIP NUMBER
-----------          ------------
                     514756105

ITEM 3.              IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
-------              --------------------------------------------------------
                     13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                     -----------------------------------------------
                     (a) [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).
                     (b) [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).
                     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                     (d) [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940
                             (15 U.S.C. 80a-8).
                     (e) [ ] An investment adviser in accordance with
                             ss.240.13d-1(b)(1)(ii)(E);
                     (f) [ ] An employee benefit plan or endowment fund in
                             accordance with ss.240.13d-1(b)(1)(ii)(F);
                     (g) [ ] A parent holding company or control person in
                             accordance with ss.240.13d-1(b)(1)(ii)(G);

                               Page 10 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 11 OF 14 PAGES
====================                                         ===================

                    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                            (15 U.S.C. 80a-3);
                    (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                     NOT APPLICABLE

ITEM 4.              OWNERSHIP:
-------              ----------
                     (a)       Amount Beneficially Owned:

                               Bedrock Capital owns beneficially and of record 1,575,000 shares of Common Stock of Landacorp, Inc. as of December 31, 2001. VBW Employee, which invests alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 75,000 shares of Common Stock of Landacorp, Inc. as of December 31, 2001. CSFB Bedrock, which has invested alongside Bedrock in all investments made by Bedrock, owns beneficially and of record 87,500 shares of Common Stock of Landacorp, Inc. as of December 31, 2001. Bedrock, VBW Employee and Bedrock GP may each be deemed to own beneficially the shares of Common Stock of Landacorp, Inc. held by the other as of December 31, 2001. Bedrock GP, the sole general partner of Bedrock and VBW Employee and attorney in fact to CSFB Bedrock, may be deemed to own beneficially the shares of Common Stock beneficially owned by Bedrock, VBW Employee and CSFB Bedrock as of December 31, 2001. Bedrock GP may also be deemed to own beneficially the 14,740 options to acquire Common Stock exercisable within sixty days of December 31, 2001 that have been granted to Rosenbluth by Landacorp, Inc. that he is contractually obligated to relinquish to Bedrock GP. Rosenbluth, McLean, Brown and Duval are the sole managers of Bedrock GP and each therefore may be deemed to own beneficially the shares beneficially owned by Bedrock, VBW Employee and CSFB Bedrock. Each of VBW Employee, CSFB Bedrock, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by Bedrock, except to the extent of their respective proportionate pecuniary interests therein. Each of Bedrock, CSFB Bedrock, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by VBW Employee, except to the extent of their respective proportionate pecuniary interests therein. Each of Bedrock, VBW Employee, Bedrock GP, Rosenbluth, McLean, Brown and Duval disclaims beneficial ownership of the shares held of record by CSFB Bedrock, except to the extent of their respective proportionate pecuniary interests therein.

                     (b)       Percent of Class:

                               Each of Bedrock, VBW Employee, CSFB Bedrock,
                               Bedrock GP, McLean, Brown and Duval may be deemed to own beneficially 11.2% of the Common Stock of Landacorp, Inc. Rosenbluth may be deemed to own beneficially 11.6% of the Common Stock of Landacorp, Inc. The percentages are based on the 15,666,305 shares of Common Stock reported to be outstanding on September 30, 2001 in the Landacorp, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

                               Page 11 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 12 OF 14 PAGES
====================                                         ===================

                     (c)       Number of Shares as to which such person has:

                          (i)      sole power to vote or direct the vote:
                                   Bedrock: 0; VBW Employee: 0; CSFB Bedrock: 0; Bedrock GP: 0; Rosenbluth: 69,300; McLean: 0;
                                   Brown: 0; Duval: 0

                          (ii)     shared power to vote or to direct the vote:
                                   Bedrock: 1,752,240; VBW Employee: 1,752,240;
                                   CSFB Bedrock: 1,752,240; Bedrock GP:
                                   1,752,240; Rosenbluth: 1,752,240; McLean:
                                   1,752,240; Brown: 1,752,240; Duval: 1,752,240

                          (iii) sole power to dispose or to direct the disposition of: Bedrock: 0; VBW Employee: 0; CSFB Bedrock: 0; Bedrock GP: 0; Rosenbluth:
                                   69,300; McLean: 0; Brown: 0; Duval: 0

                          (iv) shared power to dispose or to direct the disposition of: Bedrock: 1,752,240; VBW
                                   Employee: 1,752,240; CSFB Bedrock: 1,752,240;
                                   Bedrock GP: 1,752,240; Rosenbluth: 1,752,240;
                                   McLean: 1,752,240; Brown: 1,752,240; Duval:
                                   1,752,240

ITEM (5).            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
---------            ---------------------------------------------
                     NOT APPLICABLE.

ITEM (6).            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
---------            --------------------------------------------------------
                     PERSON:
                     -------
                     NOT APPLICABLE.

ITEM (7).            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
---------            ---------------------------------------------------------
                     ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                     -----------------------------------------------------
                     COMPANY:
                     --------
                     NOT APPLICABLE.

ITEM (8).            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
---------            ----------------------------------------------------------
                     NOT APPLICABLE.

ITEM (9).            NOTICE OF DISSOLUTION OF GROUP:
---------            -------------------------------
                     NOT APPLICABLE.

ITEM (10).           CERTIFICATION:
----------           --------------
                     NOT APPLICABLE.

                     Not filed pursuant to Rule 13d-1(b).


                               Page 12 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 13 OF 14 PAGES
====================                                         ===================

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2002     BEDROCK CAPITAL PARTNERS I, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member

                              VBW EMPLOYEE BEDROCK FUND, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member


                              CREDIT SUISSE FIRST BOSTON BEDROCK FUND, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC
                                        ITS ATTORNEY IN FACT

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member

                              BEDROCK GENERAL PARTNER I, LLC

                                        By: /s/David. J. Duval
                                            ------------------------------------
                                            Managing Member


                              /s/ Jason M. Rosenbluth
                              -------------------------------------------
                              Jason M. Rosenbluth

                              /s/ James L. McLean
                              -------------------------------------------
                              James L. McLean

                              /s/Paul W. Brown
                              -------------------------------------------
                              Paul W. Brown

                              /s/ David J. Duval
                              -------------------------------------------
                              David J. Duval

                               Page 13 of 14 Pages

====================                                         ===================
CUSIP NO.  514756105                  13G                    PAGE 14 OF 14 PAGES
====================                                         ===================
                                                                       EXHIBIT I
                                                                       ---------

           Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Landacorp, Inc.

           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 13, 2002     BEDROCK CAPITAL PARTNERS I, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member

                              VBW EMPLOYEE BEDROCK FUND, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member

                              CREDIT SUISSE FIRST BOSTON BEDROCK FUND, L.P.

                                   By:  BEDROCK GENERAL PARTNER I, LLC
                                        ITS ATTORNEY IN FACT

                                        By: /s/ David J. Duval
                                            ------------------------------------
                                            Managing Member

                              BEDROCK GENERAL PARTNER I, LLC

                                        By:  /s/ David J. Duval
                                             -----------------------------------
                                             Managing Member


                              /s/ Jason M. Rosenbluth
                              -------------------------------------------
                              Jason M. Rosenbluth

                              /s/ James L. McLean
                              -------------------------------------------
                              James L. McLean

                              /s/ Paul W. Brown
                              -------------------------------------------
                              Paul W. Brown

                              /s/ David J. Duval
                              -------------------------------------------
                              David J. Duval

                               Page 14 of 14 Pages